Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 26, 2009 relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in ON Semiconductor Corporation’s Annual Report on Form 10-K for the year ended December 31, 2008. We also consent to the incorporation by reference in this Registration Statement of our report dated March 31, 2009 relating to the financial statements, which appears in the Annual Report of ON Semiconductor Corporation’s 2000 Employee Stock Purchase Plan on Form 11-K for the year ended December 31, 2008.

/s/ PricewaterhouseCoopers LLP

Phoenix, AZ
May 20, 2009